Exhibit 99.1

IPG PHOTONICS ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS
Earnings Per Diluted Share of $0.68 Increased by $0.28 Due to Foreign Exchange Gains
Company Increases Share Repurchase Program by $200 Million
OXFORD, Mass. – May 5, 2020 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2020.

	Three Months Ended March 31,
(In millions, except per share data and percentages)	2020	2019	Change
Revenue	$249.2	$315.0	(21)%
Gross margin	41.3%	47.3%
Operating income	$44.8	$68.3	(34)%
Operating margin	18.0%	21.7%
Net income attributable to IPG Photonics Corporation	$36.4	$55.2	(34)%
Earnings per diluted share	$0.68	$1.02	(33)%

Management Comments
"We delivered first quarter revenue at the high end of our guidance range on a rebound in China-based demand during March and strength in new products," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Our strategy in dealing with the effects of the COVID-19 pandemic is to ensure the well-being of our employees, to serve our customers from our global facilities and to focus on the long-term opportunities enabled by our laser technology and the financial strength of the Company."
Financial Highlights
First quarter revenue of $249 million decreased 21% year over year. Currency depreciation relative to the exchange rates assumed in our first quarter guidance reduced revenue by $2 million. Materials processing sales decreased 28% year over year due to lower sales in cutting, welding and marking applications, while sales into other applications increased 123% year over year on strength in advanced applications and devices used in medical procedures. Materials processing sales accounted for 87% of total revenue.
Sales of high power continuous wave ("CW") lasers, representing 48% of total revenue, decreased 33% year over year due to the effects of COVID-19 on the global demand environment and lower average selling prices. Sales of fiber lasers at 6 kilowatts of power or greater were approximately 50% of all high power CW laser sales. By region, sales decreased 40% in China, 15% in Europe, 12% in Japan and increased 4% in North America on a year over year basis.
Earnings per diluted share ("EPS") of $0.68 decreased 33% year over year. Foreign exchange gains increased EPS by $0.28. The effective tax rate in the quarter was 23%, which benefited from certain discrete tax items. During the first quarter, IPG generated $57 million in cash from operations. Capital expenditures were $18 million and stock repurchases totaled $13 million.

Authorization of New Stock Buyback Program
Today IPG also announced that its Board of Directors has authorized the purchase of up to $200 million of IPG common stock. This new authorization is additive to the Company's existing stock repurchase program authorized in February 2019, under which approximately $60 million remains available for repurchase, increasing the total repurchase program to $260 million. Share repurchases may be made periodically in open-market transactions, and are subject to market conditions, legal requirements and other factors. The share repurchase program authorization does not obligate the Company to repurchase any dollar amount or number of its shares, and repurchases may be commenced or suspended from time to time without prior notice.
Business Outlook and Financial Guidance
"First quarter book to bill was meaningfully greater than 1.0, and above normal seasonality reflecting solid bookings growth and the weaker revenue quarter in China. In a more normal environment this would have translated into stronger guidance for the second quarter, but the global demand environment remains very uncertain given the effects of COVID-19 on manufacturing facilities and customer confidence around the world. While we have seen a rebound in China-based order volumes in the latter half of March and April, this has coincided with declining bookings in other regions, including Western Europe, North America and other countries in Asia. As such, visibility into a recovery in global demand remains uncertain at this time. Despite the uncertain near-term demand environment, we continue to target significant longer-term growth opportunities in laser welding, electric vehicle battery processing and our portfolio of new products. Our strong balance sheet will help us through the crisis and emerge with the ability to capitalize on the many opportunities we have ahead," said Dr. Gapontsev.
For the second quarter of 2020, IPG expects revenue of $260 million to $290 million. The Company expects the second quarter tax rate to be approximately 26%. IPG anticipates delivering earnings per diluted share in the range of $0.40 to $0.70, with 53.1 million basic common shares outstanding and 53.7 million diluted common shares outstanding. Financial guidance provided this quarter is subject to greater risk and uncertainty given the COVID-19 pandemic and its associated impacts to the global business environment, public health requirements and government mandates.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, government and company measures implemented to address the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.91, Russian Ruble 78, Japanese Yen 108 and Chinese Yuan 7.09, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited First Quarter 2020 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, May 5, 2020 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com

About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, the new stock buyback program, the global demand environment, customer confidence, a rebound in China-based order volumes, declining bookings in other major areas, impacts of the COVID-19 pandemic on our business, the global economy and financial markets, including any restrictions on our operations, the operations of our customers and suppliers resulting from public health measures and government mandates, targeting significant growth opportunities, that our strong balance sheet will help us through the crisis and emerge with the ability to capitalize on opportunities ahead, revenue, tax rate and earnings guidance for Q2 2020 and the impact of restructuring charges and goodwill impairment on EPS. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 24, 2020), Current Report on Form 8-K (filed with the SEC on May 5, 2020) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
	2020	2019
	(In thousands, except per share data)
Net sales	$249,242	$315,047
Cost of sales	146,366	166,136
Gross profit	102,876	148,911
Operating expenses:
Sales and marketing	18,683	19,275
Research and development	31,838	32,496
General and administrative	27,124	27,212
(Gain) loss on foreign exchange	(19,565)	1,613
Total operating expenses	58,080	80,596
Operating income	44,796	68,315
Other income (expense), net:
Interest income, net	3,073	3,952
Other income (expense), net	191	(9)
Total other income	3,264	3,943
Income before provision of income taxes	48,060	72,258
Provision for income taxes	11,294	17,342
Net income	36,766	54,916
Less: net income (loss) attributable to non-controlling interests	363	(243)
Net income attributable to IPG Photonics Corporation	$36,403	$55,159
Net income attributable to IPG Photonics Corporation per share:
Basic	$0.69	$1.04
Diluted	$0.68	$1.02
Weighted average shares outstanding:
Basic	53,075	53,001
Diluted	53,676	53,874

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2020	2019
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$570,058	$680,070
Short-term investments	625,085	502,546
Accounts receivable, net	200,646	238,479
Inventories	363,383	380,790
Prepaid income taxes	50,840	38,873
Prepaid expenses and other current assets	64,514	55,876
Total current assets	1,874,526	1,896,634
Deferred income taxes, net	32,801	31,395
Goodwill	81,627	82,092
Intangible assets, net	70,832	74,271
Property, plant and equipment, net	580,980	600,852
Other assets	39,368	45,192
Total assets	$2,680,134	$2,730,436

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,757	$3,740
Accounts payable	39,648	27,329
Accrued expenses and other liabilities	148,671	149,782
Income taxes payable	3,356	11,053
Total current liabilities	195,432	191,904
Deferred income taxes and other long-term liabilities	91,750	98,121
Long-term debt, net of current portion	37,022	37,968
Total liabilities	324,204	327,993
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 54,968,352 and 53,127,181 shares issued and outstanding, respectively, at March 31, 2020; 54,743,227 and 53,010,875 shares issued and outstanding, respectively, at December 31, 2019.	6	5
Treasury stock, at cost, 1,841,171 and 1,732,352 shares held at March 31, 2020 and December 31, 2019, respectively.	(278,446)	(265,730)
Additional paid-in capital	788,568	785,636
Retained earnings	2,065,022	2,028,734
Accumulated other comprehensive loss	(220,081)	(146,919)
Total IPG Photonics Corporation equity	2,355,069	2,401,726
Non-controlling interests	861	717
Total equity	2,355,930	2,402,443
Total liabilities and equity	$2,680,134	$2,730,436

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Cash flows from operating activities:
Net income	$36,766	$54,916
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,099	22,802
Provisions for inventory, warranty & bad debt	13,486	9,912
Other	(11,079)	17,727
Changes in assets and liabilities that used cash:
Accounts receivable and accounts payable	40,546	24,808
Inventories	(10,429)	(19,719)
Other	(36,608)	(66,791)
Net cash provided by operating activities	56,781	43,655
Cash flows from investing activities:
Purchases of property, plant and equipment	(17,801)	(32,988)
Proceeds from sales of property, plant and equipment	139	181
Purchases of investments	(308,195)	(178,101)
Proceeds from sales of investments	186,024	202,856
Acquisitions of businesses, net of cash acquired	—	(15,115)
Other	79	15
Net cash used in investing activities	(139,754)	(23,152)
Cash flows from financing activities:
Principal payments on long-term borrowings	(928)	(911)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	(5,498)	(6,149)
Purchase of treasury stock, at cost	(12,716)	—
Payment of purchase price holdback from business combination	(1,650)	—
Net cash used in financing activities	(20,792)	(7,060)
Effect of changes in exchange rates on cash and cash equivalents	(6,878)	(5,997)
Net (decrease) increase in cash, cash equivalents and restricted cash	(110,643)	7,446
Cash, cash equivalents and restricted cash — Beginning of period	682,984	544,358
Cash, cash equivalents and restricted cash — End of period	$572,341	$551,804
Supplemental disclosures of cash flow information:
Cash paid for interest	$447	$749
Cash paid for income taxes	$29,865	$51,438

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES (UNAUDITED)

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Amortization of intangible assets:
Cost of sales	$1,222	$1,346
Sales and marketing	1,778	1,810
Research and development	133	160
Total acquisition related costs and other charges	$3,133	$3,316

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Cost of sales	$2,532	$2,039
Sales and marketing	961	787
Research and development	2,071	1,857
General and administrative	2,874	3,455
Total stock-based compensation	8,438	8,138
Tax effect of stock-based compensation	(1,936)	(1,916)
Net stock-based compensation	$6,502	$6,222

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Excess tax benefit on exercise of stock options included in net income	$2,918	$2,910